Exhibit 4.8

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MAGNETECH INTEGRATED SERVICES CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED REVOLVING NOTE

FOR VALUE RECEIVED, each of MAGNETECH INTEGRATED SERVICES CORP., an Indiana corporation (the “Parent”), and the other companies listed on Exhibit A attached hereto (such other companies together with the Parent, each a “Company” and collectively, the “Companies”), jointly and severally, promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered successors or permitted assigns in interest, the sum of Seven Million Dollars ($7,000,000) (the “Face Amount”), or, if different, the aggregate principal amount of all Revolving Loans (as defined in the Security Agreement referred to below), without duplication of any amounts owing by the Companies to the Holder under the Minimum Borrowing Notes (as defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on August 24, 2008 (the “Maturity Date”) if not sooner indefeasibly paid in full.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security and Purchase Agreement among the Companies and the Holder dated as of the date hereof (as amended, modified and/or supplemented from time to time, the “Security Agreement”). This Note is issued pursuant to, and is subject to the terms and conditions of, the Security Agreement.

The following terms shall apply to this Secured Revolving Note (this “Note”):

ARTICLE I
CONTRACT RATE AND MINIMUM BORROWING NOTE

1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus one percent (1.0%) (the “Contract Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on September 1, 2005 and on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

1.2 Contract Rate Adjustments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If (i) the Parent shall have registered the Grant Shares and the shares of Common Stock underlying the conversion of each Minimum Borrowing Note then outstanding and each Warrant then outstanding on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the average of the Closing Prices (as defined below) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date (the “Closing Price Average”) exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2.0%) for each incremental twenty-five percent (25%) increase in the Closing Price Average of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate at any time be less than zero percent (0%). For purposes of this Note, the “Closing Price”of the Common Stock shall mean: (i) in the event that the Common Stock is listed on the American Stock Exchange or New York Stock Exchange or the National or SmallCap Market of The Nasdaq Stock Market, Inc. (“Nasdaq”), the closing or last sale price, as the case may be, reported for the applicable day or (ii) in the event that the Common Stock is not traded on the American Stock Exchange or New York Stock Exchange or on the Nasdaq but is quoted on the NASD Over The Counter Bulletin Board, then the average of the closing bid and asked prices reported for the applicable day.

1.3 Allocation of Principal to Minimum Borrowing Note. Notwithstanding anything herein to the contrary, whenever during the Term the outstanding balance on the Minimum Borrowing Note shall be less than the Minimum Borrowing Amount (such amount being referred to herein as the “Transferable Amount”) to the extent that the outstanding balance on this Note should equal or exceed $1,000,000, that portion of the balance of this Note that exceeds $1,000,000, but does not exceed the Transferable Amount, shall be segregated from the outstanding balance under this Note and allocated to and aggregated with the then existing balance of the next unissued serialized Minimum Borrowing Note (the “Next Unissued Serialized Note”); provided that such segregated balance shall remain subject to the terms and conditions of this Note until a new serialized Minimum Borrowing Note is issued as set forth below. The Next Unissued Serialized Note shall remain in book entry form until the balance thereunder shall equal the Minimum Borrowing Amount, at which time a new serialized Minimum Borrowing Note in the face amount equal to the Minimum Borrowing Amount will be issued and registered as set forth in the Registration Rights Agreement (and the outstanding balance under this Note shall at such time be correspondingly reduced in the amount equal to the Minimum Borrowing Amount as a result of the issuance of such new serialized Minimum Borrowing Note).

1.4 Revolving Note. Until the Maturity Date, the Companies may borrow, pay down (including, without limitation, by conversion pursuant to Article II of this Note), and re-borrow under this Note, so long as the aggregate Principal Amount outstanding at any one time does not exceed the Face Amount (provided that the terms set forth in this Section 1.4 shall be subject in all respects to with the terms and conditions related to borrowing, repayment and reborrowing set forth in the Security Agreement, and the other terms and conditions of the Security Agreement).

ARTICLE II
CONVERSION RIGHTS AND FIXED CONVERSION PRICE

2.1 Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or during an Event of Default (as defined in Article III), and, subject to the limitations set forth in Section 2.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest under this Note and fees due and payable under this Note, the Security Agreement or any other Ancillary Agreement (other than the Term Note or any Minimum Borrowing Note) into fully paid and nonassessable restricted shares of the Common Stock at the Fixed Conversion Price (defined below). Such conversion shall constitute complete satisfaction of the Principal Amount and/or accrued interest and fees so converted. For purposes hereof, subject to Section 2.6 hereof, the initial “Fixed Conversion Price” means (i) with respect to the first $3,500,000 of the aggregate principal amount converted pursuant to the terms of each Minimum Borrowing Note and this Note (and all interest and fees related thereto), $0.19 per share of Common Stock and (ii) with respect to the remaining principal amount converted pursuant to the terms of each Minimum Borrowing Note and this Note (and all interest and fees related thereto), $0.32 per share of Common Stock. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

2.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the amount by which (i) 9.99% of the issued and outstanding shares of Common Stock exceeds (ii) the number of shares of Common Stock beneficially owned by the Holder. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 2.2 shall automatically become null and void following notice to any Company upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Parent. Notwithstanding anything contained herein to the contrary, the provisions of this Section 2.2 are irrevocable and may not be waived by the Holder or any Company.

2.3 Mechanics of Holder’s Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in substantially the form of Exhibit B hereto (appropriately completed) (“Notice of Conversion”) to the Parent and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. The election to convert shall be irrevocable except (i)

if an Event of Default has occurred and is continuing or (ii) if the Parent has consented to such a revocation. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Parent within two (2) Business Days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Parent in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, the Parent will issue instructions to the transfer agent accompanied by an opinion of counsel within three (3) Business Days of the date of the delivery to the Parent of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) Business Days after receipt by the Parent of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the Conversion Date. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Parent written instructions to the contrary and further provides Parent any information reasonably requested and pays any transfer taxes or other fees relating to the issuance of the shares in a name other than that of the Holder.

2.4 Fractional Shares. The Parent shall not be required to issue fractional shares of Common Stock upon any conversion of this Note. In lieu of any fractional shares of Common Stock that would otherwise be issuable upon conversion, the Parent shall pay the Holder an amount in cash equal to the product of such fraction multiplied by the then applicable Fixed Conversion Price.

2.5 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

2.6 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1 shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

(a) Reclassification. If the Parent at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase the number and kind of securities that would have been issued to the Holder had the Holder converted this Note into Common Stock immediately before such reclassification or other change.

(b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Parent in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c) Share Issuances. Subject to the provisions of this Section 2.6, if the Parent shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a Person other than the Holder (except (i) pursuant to Sections 2.6(a) or (b) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to the Holder in writing; (iii) pursuant to any equity incentive plan for directors, officers or employees adopted by the Parent; or (iv) the Notes, the Warrants, and Common Stock issued upon conversion or exercise, as applicable, of any of the Notes or Warrants) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below. For purposes hereof, the issuance of any security of the Company convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities rather than upon the issuance of Common Stock in connection with the conversion, exercise or exchange, as applicable, of such securities.

If the Company issues any additional shares of Common Stock for a consideration per share less than the then-applicable Fixed Conversion Price pursuant to this Section 2.6 then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C - D) x B) / C]

A = Total amount of shares convertible pursuant to this Note

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offer Price

(d) Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Section 2.6(c) above, the following shall apply:

(i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Parent for any underwriting of the issue or otherwise in connection therewith;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Parent (irrespective of the accounting treatment thereof); and

(iii) with respect to any shares of Common Stock issued upon the exercise or conversion of any option, warrant or other convertible security, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Parent for the issuance of such convertible securities plus the additional minimum consideration, if any, to be received by the Parent upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 2.6(d)).

2.7 Reservation of Shares. During the period the conversion right exists, the Parent will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note. The Parent represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Parent agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note.

ARTICLE III
EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

3.1 Events of Default. The occurrence of an Event of Default under the Security Agreement shall constitute an event of default (“Event of Default”) hereunder.

3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Companies shall, jointly and severally, pay additional interest on the outstanding principal balance of this Note in an amount equal to one percent (1%) per month from the date of such Event of Default until the date such Event of Default is cured or waived.

3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may elect, in addition to all rights and remedies of the Holder under the Security Agreement and the other Ancillary Agreements and all obligations and liabilities of each Company under the Security Agreement and the other Ancillary Agreements, to require the Companies, jointly and severally, to make a Default Payment (“Default Payment”). The Default Payment shall be 112% of the outstanding principal amount of the Note, plus accrued but unpaid interest under this Note, all other fees arising under this Note, the Security Agreement or any other Ancillary Agreement (other than the Term Note or any Minimum Borrowing Note), and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Security Agreement and/or the Ancillary Agreements (other than the Term Note or any Minimum Borrowing Note), then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note, and any remaining balance of the Default Payment shall be retained by the Holder. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.

ARTICLE IV
MISCELLANEOUS

4.1 Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full and irrevocably terminated.

4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effective given (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Company at the address provided for such Company in the Security Agreement executed in connection herewith, and to the Holder at the address provided in the Security Agreement for the Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the respective Company or the Holder may designate by ten days advance written notice to the other parties hereto.

4.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.6 Assignability. This Note shall be binding upon each Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. No Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

4.7 Cost of Collection. In case of any Event of Default under this Note, the Companies shall, jointly and severally, pay the Holder the Holder’s reasonable costs of collection, including reasonable attorneys’ fees.

4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID

(c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER, AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, THE SECURITY AGREEMENT, ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holder and thus refunded to the Companies.

4.11 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Companies as more fully described in the Security Agreement and (ii) pursuant to the Pledge Agreement dated as of the date hereof. The obligations of the Companies under this Note are guaranteed by certain Subsidiaries of the Companies pursuant to the Guaranty dated as of the date hereof.

4.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register the Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each Company has caused this Secured Revolving Note to be signed in its name effective as of this 24th day of August, 2005.

MAGNETECH INTEGRATED SERVICES CORP.

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	President & CEO
WITNESS:

/s/ Laura D. Seng

MAGNETECH INDUSTRIAL SERVICES, INC.

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	President
WITNESS:

/s/ Laura D. Seng

MARTELL ELECTRIC, LLC

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	President
WITNESS:

/s/ Laura D. Seng

HK ENGINE COMPONENTS, LLC

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	Manager
WITNESS:

/s/ Laura D. Seng

HK MACHINED PARTS, LLC

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	Manager
WITNESS:

/s/ Laura D. Seng

HK WESTON PROPERTIES, LLC

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	Manager
WITNESS:

/s/ Laura D. Seng

HK CAST PRODUCTS, LLC

	By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	Manager
WITNESS:

/s/ Laura D. Seng

EXHIBIT A

OTHER COMPANIES

Magnetech Industrial Services, Inc., an Indiana corporation

Martell Electric, LLC, an Indiana limited liability company

HK Engine Components, LLC, an Indiana limited liability company

HK Machined Parts, LLC, an Indiana limited liability company

HK Weston Properties, LLC, an Indiana limited liability company

HK Cast Products, LLC, an Indiana limited liability company

EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Secured Revolving Note)

Magnetech Integrated Services Corp.
1125 S. Walnut Street
South Bend, Indiana 46619
Attention: Chief Financial Officer

The undersigned hereby elects to convert $_________ of the principal, $_________ of the interest and $_____ of the fees due on the Secured Revolving Note dated as of August 24, 2005 (the “Note”) issued by Magnetech Integrated Services Corp. (the “Parent”) and the other Companies named and as defined therein into shares of Common Stock of the Parent (“Shares) in accordance with the terms and conditions set forth in the Note, as of the date written below.

Date of Notice:
Conversion Price:
Shares To Be Delivered:
Signature:
Print Name:
Address:
Holder DWAC instructions: